SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2002

CONDOR TECHNOLOGY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-23635 (Commission File Number)	54-1814931 (I.R.S. Employer Identification No.)

2745 Hartland Road Falls Church, Virginia (Address of principal executive offices)		22043-3529 (Zip Code)

Registrant’s telephone number, including area code: (703) 698-7711

(Former name or former address, if changed since last report)

Item 2.

Effective as of November 30, 2002, the Registrant sold certain assets comprising the enterprise resource software reseller business to Answerthink, Inc., a Florida corporation, for a purchase price of approximately $1,000,000, including a cash payment to Registrant in the amount of approximately $615,000 and the assumption of debt (the “SAP Re-seller Business Transaction”).  The assets being sold to Answerthink, Inc., primarily located in Iselin, New Jersey, comprised approximately 6% of the total assets of the Registrant and its subsidiaries and approximately 22% of the consolidated revenue of the Registrant and its subsidiaries for the three months ended September 30, 2002.

Pursuant to a Plan of Liquidation adopted by the Registrant on October 30, 2002, the Registrant contemplates the sale of its remaining business, the Infrastructure Services Division located primarily in Langhorne, Pennsylvania, as part of an orderly disposition of its remaining assets.  As a result of the size of the Registrant’s debt obligations (even after repayment of certain debts with the proceeds of the SAP Re-seller Business Transaction) and the Registrant’s projection of the amount it is likely to receive for its remaining business unit, if and when such unit is sold, no funds generated by the liquidation of the Registrant’s remaining assets will be available for distribution to stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONDOR TECHNOLOGY SOLUTIONS, INC.

Date: December 5, 2002	By	/s/ J. L. HUITT, JR.

J. L. Huitt, Jr. President and Chief Executive Officer